SCHEDULE 14A

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WNC CALIFORNIA HOUSING TAX CREDITS, L.P.
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WNC CALIFORNIA HOUSING TAX CREDITS, L.P.
17782 Sky Park Circle
Irvine, California 92614
(714) 662-5565, Extension 174

____________, 2011

Dear Holders of Units of Limited Partnership Interest (“Limited Partners”):

Enclosed please find a Consent Card for you to complete and forward.

You own Units of Limited Partnership Interest in WNC California Housing Tax Credits, L.P. (the “Partnership”). We are writing to request your consent to authorize WNC & Associates, Inc., as the managing general partner of the Partnership, to permit:

(1)	The sale of the last remaining apartment community in which the Partnership has an interest, or
(2)	The sale of the interest of the Partnership in that apartment community.

In connection with the proposal, attached are a Notice for Action by Written Consent, a Consent Solicitation Statement, which contains important information relating to the proposal, and a Consent Card with a return envelope. You are urged to read the Consent Solicitation Statement carefully. If you are in doubt as to how to deal with the matters described in the Consent Solicitation Statement, you should consult your financial advisor.

If you want your vote to be represented, you should complete the enclosed Consent Card and sign, date and return it promptly in the enclosed postage-paid envelope, or in another manner set forth in the section of the attached Consent Solicitation Statement entitled “Voting Procedures.” Please note that this solicitation will expire no later than 5:00 p.m. (Pacific Time), on __________ __, 2011.

Sincerely,

WNC & Associates, Inc.,
Managing General Partner

714.662.5565 714.662.4412 F 17782 Sky Park Circle, Irvine, California 92614
wncinc.com

WNC CALIFORNIA HOUSING TAX CREDITS, L.P.

NOTICE FOR ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

To the Limited Partners of WNC California Housing Tax Credits, L.P. (the “Partnership”)

We are writing to request your consent to an amendment of the Partnership’s agreement of limited partnership. The amendment would authorize the managing general partner of the Partnership to approve the sale of a Partnership investment. The proposed amendment and sale information are set forth in the accompanying Consent Solicitation Statement.

Because you are a holder of units in the Partnership, we are asking for your consent. Please carefully review the information in the enclosed Consent Solicitation Statement before voting. If you have any questions or require assistance in completing the enclosed Consent Card, please call WNC & Associates, Inc., Investor Services, at 714-662-5565, Extension 174.

DATED at Irvine, California, ____________, 2011.

WNC & Associates, Inc.,
Managing General Partner

IMPORTANT: YOUR PARTICIPATION IS VERY IMPORTANT. PLEASE COMPLETE THE ENCLOSED CONSENT FORM AND SIGN, DATE AND RETURN IT PROMPTLY BY MAIL OR FAX. FAILURE TO RETURN THE ENCLOSED CONSENT CARD WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSAL.

CONSENT SOLICITATION STATEMENT

PROPOSED ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS OF
WNC CALIFORNIA HOUSING TAX CREDITS, L.P.

____________, 2011

INTRODUCTION

The limited partners (the “Limited Partners”) of WNC California Housing Tax Credits, L.P., a California limited partnership (the “Partnership”) are being asked by the Partnership and its managing general partner, WNC & Associates, Inc., a California corporation (the “Managing General Partner”) to consider and approve by written consent an amendment to the Partnership’s Agreement of Limited Partnership (the “Proposal”). The non-managing general partner of the Partnership is Wilfred N. Cooper, Sr. (collectively with the Managing General Partner, the “General Partners”). The Proposal would permit the sale of an apartment community (the “Property”) owned by Midland Manor Associates, a California limited partnership (“Midland”), in which the Partnership has an interest for a purchase price of $1,420,000. The sale of the Property is effectively subject to approval of the mortgage lender. The mortgage lender is U.S.D.A. – Rural Development (“RD”). If RD does not approve the sale of the Property on the proposed terms, the Proposal would, as an alternative, permit the sale of the Partnership’s interest in Midland for $40,000, which is approximately the net amount the Partnership expects to receive from Midland after a sale of the Property for $1,420,000.

An affirmative vote to amend the Partnership’s Agreement of Limited Partnership is also an affirmative vote for the sale of the Property or the Partnership’s interest therein. There will not be a separate vote on the sale. The Partnership and the General Partners recommend approval of the Proposal.

On December 6, 2010, a majority-in-interest of the Limited Partners approved a Plan of Liquidation and Dissolution for the Partnership. The Property is the last in which the Partnership has an interest. Upon the sale of the Property, or the Partnership’s interest in Midland, the Partnership’s business would be wound up, and the Partnership dissolved and terminated, in accordance with the Plan of Liquidation and Dissolution.

The Partnership was formed in 1988 to raise capital through the sale of its units of limited partnership interest (the “Units”) and invest the net proceeds in entities (the “Local Limited Partnerships”) owning apartment communities generating Federal and California low income housing tax credits. The Partnership invested in a total of 11 Local Limited Partnerships, and has sold ten of them.

In the aggregate, the original Limited Partners have received a Federal tax credit return of approximately 104% of invested capital, and a California tax credit return of approximately 70% of invested capital.

The Partnership is governed by its Agreement of Limited Partnership dated as of September 15, 1988, as amended to date (the “Partnership LPA”).

The general partner of Midland is Philip R. Hammond Family Limited Partnership (the “Local General Partner”).

The Property is located in Mendota, California. Consistent with the investment objectives of the Partnership, the Property qualified for Federal low income housing tax credits under the Internal Revenue Code for a 10-year period. The credit period has expired, and no further credits are being generated by the Property. The 15-year Federal compliance period has also expired, so there would be no credit recapture upon a transfer of the Property.

A limited partnership (the “Purchaser”) has been or will be formed to purchase the Property. The intent of the Purchaser is to rehabilitate the Property and seek a new allocation of low income housing tax credits in accordance with the Internal Revenue Code, and syndicate the tax credits. A developer will be engaged by the Purchaser to perform developer services (the “Developer”). The Developer and the Purchaser presented the Purchaser’s offer to the Local General Partner and the Managing General Partner. The Developer is an affiliate of the Managing General Partner, and the Purchaser’s general partner is, or is an affiliate of, the Local General Partner. The total purchase price being offered for the Property is $1,420,000, which is an amount in excess of the outstanding mortgage balance. The Purchaser and the Developer have represented that the sales price being offered is based, in part, on an independent appraisal of the Property obtained by the Developer. Affiliates of the Managing General Partner may, but are not expected to be, general partners in the Purchaser. The limited partners in the Purchaser are expected to be one or more affiliates of the Managing General Partner, but such affiliates have not been determined as yet.

As discussed below under “Midland and the Property,” RD is the mortgage lender. Because the loan was funded after 1989, it can only be prepaid under RD rules with RD approval. RD may grant approval of the prepayment in its sole discretion. RD has indicated that it would approve a sale at an amount equal to the outstanding mortgage balance. The proposed purchase price exceeds the debt amount. If RD does not grant its approval, the Proposal would authorize the Partnership to sell its interest in Midland to the Developer for a purchase price equal to $40,000, which is approximately the net amount the Partnership would receive from Midland upon a sale of the Property for $1,420,000. RD approval is not required for a sale of the Partnership’s interest in Midland. RD action on the request is not expected until just prior to the anticipated closing date, which is October 31, 2011.

Consistent with the Partnership’s objectives, the Property has generated passive losses from its operations. For many Limited Partners who are individuals, the tax benefits of such passive losses are available only upon the sale of the Property and the termination of Midland, or the sale of the Partnership’s interest in Midland. The sale of the Property and the termination of Midland or the sale of the Partnership’s interest in Midland could allow Limited Partners to use passive losses previously allocated to them and related to Midland but not used. An individual Limited Partner’s passive losses from the Property in most cases should be available to offset some or all of the gain from the sale of the Property and the termination of Midland or the sale of the Partnership’s interest in Midland. The use of the passive losses to offset such gain is in addition to the benefits the Limited Partners have already received from claiming the low income housing tax credits of Midland.

Each Limited Partner is urged to consult his, her or its own tax advisor as to the specific tax consequences to the Limited Partners of a sale of the Property and the termination of Midland or the sale of the Partnership’s interest in Midland.

QUESTIONS AND ANSWERS ABOUT THIS
CONSENT SOLICITATION STATEMENT AND THE PROPOSAL

Q:  Why have I received this Consent Solicitation Statement?

A:  You have received this Consent Solicitation Statement because the Partnership LPA permits the Limited Partners to approve the proposed sale of the Property or the Partnership’s interest therein. You are entitled to vote because, according to the records of the Partnership, you owned Units on __________, 2011.

Q:  What does the Proposal involve?

A:  We are proposing to sell the last of the Partnership’s apartment complexes or its interest therein. In addition, the Managing General Partner intends to pay or make provision for all Partnership obligations and liabilities, and dissolve the Partnership.

Q:  How can the Proposal be approved?

A:  The Proposal will be approved with the consent of a majority-in-interest of all Limited Partners.

Q:  How will proceeds from a sale be used?

A:  In accordance with the Partnership LPA, net proceeds of a sale will be used for the payment of Partnership debts and obligations and establishment of reserves, including debts and obligations owed to the Managing General Partner.

Q:  Why is the Managing General Partner proposing to sell the Partnership’s assets at this time?

A:  The Managing General Partner is recommending the Proposal because the Managing General Partner believes the Partnership has maximized the principal benefits of owning the Apartment Complexes, in particular, generating for the Limited Partners low-income housing tax credits. Other reasons for the recommendation include:

•	It is now possible to sell the Property or the Partnership’s interest therein without a recapture of prior tax credits
•	A sale under the Proposal may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 20 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Midland has a prepayment restriction that prohibits refinancing
•	The Limited Partners approved the Plan of Liquidation and Dissolution

The liquidation is expected to allow any suspended passive activity losses, to the extent not previously used by a Limited Partner, to be used by the Limited Partner to offset gain from the sale and liquidation and dissolution, and perhaps other income of the Limited Partner. Limited Partners are urged to consult with their tax advisors regarding the impact of the passive loss rules on their individual circumstances.

Also, we believe that the increasing age of the Property will lead to increased maintenance and administrative expenses for the Property. Moreover, the Property had limited prospects for appreciation unless significant additional investments are made to upgrade it.

At conclusion of its acquisition phase, the Partnership had investments in 11 Local Limited Partnerships. Today the Partnership retains an interest in only one of those Local Limited Partnerships. The Partnership’s third party expenses, consisting primarily of audit, tax and Securities and Exchange Commission reporting, generally have not decreased in proportion to the number of properties sold or transferred. Such expenses are relatively fixed.

The Managing General Partner believes that in the case of the majority of Limited Partners, the primary benefit of a sale and liquidation and dissolution will be the tax benefits associated with freeing up previously suspended passive activity losses. Assuming that a Limited Partner has held his or her Units since the Partnership’s initial offering, and that the Partnership’s passive activity losses have only been used by the Limited Partner to offset any previous passive activity income/gain from the Partnership, the Managing General Partner estimates that a sale and liquidation and dissolution will free up previously suspended passive activity losses to offset any taxable income and gain from a sale and liquidation and dissolution. However, each Limited Partner should consult his or her personal tax advisor to determine the actual amount, if any, of passive activity losses which the Limited Partner may have suspended.

Q:  How does this impact my need to file a Schedule K-1?

A:  A sale under the Proposal will afford the Limited Partners an exit strategy to alleviate the burden of the Schedule K-1 tax reporting requirements of the Partnership. There are few other opportunities to liquidate an investment in Units due to the absence of an established market for the Units.

Q:  Does the Managing General Partner recommend that I consent to the Proposal?

A:  Yes. The Managing General Partner recommends that Limited Partners consent to the Proposal by marking the box entitled “FOR” on the enclosed Consent Card and returning the Consent Card promptly in accordance with the voting procedures described in “VOTING RIGHTS AND PROCEDURES” below. The Managing General Partner, however, has conflicts of interest in recommending the Proposal. For additional information regarding our conflicts of interest, see “CONFLICTS AND OTHER SPECIAL FACTORS” and ‘CONTINGENCIES” below.

Q:  Will I owe any federal income tax as a result of a sale and liquidation and dissolution?

A:  A sale under the Proposal and the liquidation and dissolution of the Partnership are expected to generate Section 1250 gain to the Limited Partners for United States federal income tax purposes and state income tax purposes. On the other hand, a sale and liquidation and dissolution may free up passive activity losses which may allow Limited Partners to gain the benefit of suspended and unused passive activity losses. Tax matters are very complicated and your tax consequences may depend on your financial situation and whether you purchased your Units in the original offering or in the secondary market. Please consult your tax advisor to determine the exact tax consequences of a sale and liquidation and dissolution to you. See “ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS” below.

Q:  What if the Proposal is not approved?

A:  If the Proposal is not approved by a majority in interest of the Limited Partners, then the Partnership will continue to operate as a legal entity with its assets and liabilities. The Managing General Partner would continue to pursue sale opportunities for the Property or the Partnership’s interest therein. Upon any such sale, the Partnership would be liquidated.

Q:  How long do I have to consent?

A:  You may submit your signed Consent Card now. Please mark your vote, sign and return the Consent Card using the enclosed postage pre-paid envelope provided or fax it to the Partnership at (714) 708-8498. In order for your Consent Card to be accepted, it must be received by 5:00 p.m., Pacific Time, on the earlier of the date on which the Limited Partners approve the Proposal, or _________, 2011 (the “Expiration Date”). See “VOTING RIGHTS AND PROCEDURES” below.

Q:  Can I revoke my consent?

A:  Yes. Limited Partners may withdraw or revoke their consent at any time prior to 5:00 p.m., Pacific Time, on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the Consent Card must be received prior to the Expiration Date and addressed as follows: Investor Services, 17782 Sky Park Circle, Irvine, California 92614. A notice of revocation or withdrawal must specify the Limited Partner’s name and the number of Units being withdrawn. After the Expiration Date, all consents previously executed and delivered and not revoked will become irrevocable.

Q:  Do Limited Partners have dissenter’s rights?

A:  Under applicable state law, Limited Partners are not entitled to appraisal or other dissenter’s rights with respect to the value of the Units. There will not be any procedure by which a Limited Partner can seek an alternative valuation of his or her Units, regardless of whether the Limited Partner does or does not consent to the Proposal.

MIDLAND AND THE PROPERTY

In 1990, the Partnership invested approximately $383,000 in Midland. Midland developed the Property, a 40-unit low-income housing apartment community located in Mendota, California. Mendota is a rural city in Fresno County, identified as a low-income area. Midland obtained a permanent mortgage loan, of which approximately $1,366,000 was outstanding as of December 31, 2010. The Property is encumbered by a deed of trust in favor of United States Department of Agriculture, Farmers Home Administration (now known as Rural Development) (“RD”). The loan is for an original term of 50 years, is being amortized over a period of 50 years, and matures in 2041. The loan bears interest at the stated rate of 9% per annum, which is reduced to a rate of 1% per annum by a RD interest rate subsidy. The RD loan cannot be prepaid without RD consent. There is also a rental assistance payment plan in place from RD covering 35 of the apartment units which is subject to appropriations. Reserves in the amount of approximately $134,000 will remain with the Property in accordance with RD regulations.

PROPOSAL – AMENDMENT TO PARTNERSHIP LPA

Generally, the Partnership LPA and the Plan of Liquidation and Dissolution permit the Partnership to sell its assets without the consent of the Limited Partners. However, the Partnership LPA does not permit the sale of the Property to a Purchaser wherein affiliates of the Managing General Partner are or will be general and/or limited partners and/or will obtain compensation assisting in the acquisition, development, rehabilitation and/or operation of the Property. Similarly, the Partnership LPA does not permit the sale of an interest in a Local Limited Partnership to an affiliate of the Managing General Partner. A complete statement of the Proposal is as follows:

“Section 5.3.10.  Notwithstanding the provisions of Section 5.3.2(vi) or any other Section hereof, either (a) the Local Limited Partnership known as Midland Manor Associates, a California limited partnership, shall be permitted to sell its Property for a purchase price of $1,420,000 to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the Managing General Partner or the general partner of Midland Manor Associates could be general and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and/or operation of such Property, or (b) the Partnership shall be permitted to sell its interest in Midland Manor Associates for a price equal to $40,000 to an Affiliate of the Managing General Partner, which is approximately the net amount the Partnership would receive under clause (a) determined as of August 15, 2011.”

If the Proposal is approved and either sale is consummated, the current expectation is that Community Preservation Partners, LLC, the Developer, would act as the developer and receive compensation in connection with the rehabilitation of the Property by the Purchaser. Community Preservation Partners, LLC is a California limited liability company that is an affiliate of the Managing General Partner, but does not provide and has not provided services to the Partnership. It is expected that the Purchaser will have one or more general partners which are not affiliated with the Managing General Partner, but will have limited partners that are affiliated with the Managing General Partner which will invest in the Purchaser to receive its tax credits. These limited partners are yet to be determined.

REASONS FOR THE SALE

Before recommending the Proposal, the Managing General Partner considered the benefits and risks associated with continuing the Partnership’s investment in Midland. The Managing General Partner recommends the Proposal for the following reasons:

•	Midland no longer generates low income housing tax credits
•	It is now possible to sell the Property or the Partnership’s interest therein without a recapture of prior tax credits
•	A sale under the Proposal may allow Limited Partners to use their unused passive losses to offset the gain from the sale
•	The Property is more than 20 years old and is in need of capital improvements and upgrades
•	Maintenance and administrative expenses associated with an aging apartment community will continue to increase
•	The permanent financing for Midland has a prepayment restriction that prohibits refinancing
•	The Limited Partners approved the Plan of Liquidation and Dissolution

The Partnership and the Managing General Partner have decided to recommend the Proposal on the proposed terms. The Partnership’s objective was to derive low income housing tax credits from its investment in the Property, and no further credits can be earned without the infusion of substantial capital for rehabilitation of the Property in accordance with the requirements of the Federal low income housing tax credit program. The Partnership does not have the necessary capital. The sale of the Property for a price of $1,420,000 is an amount in excess of the outstanding mortgage balance. The income tax liability from a sale of the Property or from the Partnership’s interest in Midland should be offset to the extent that a Limited Partner has unused passive losses attributable to the Midland investment or other sources.

In recommending approval of the Proposal, the Managing General Partner believes it is important to note that the Property’s only realistic use is as low income housing, based primarily on its location in a low income community and its original design as low income housing with very basic amenities.

On December 6, 2010, a majority-in-interest of the Limited Partners approved a Plan of Liquidation and Dissolution for the Partnership pursuant to a Consent Solicitation Statement dated November 1, 2010. The Partnership has sold its interest in, or consented to the sale of the apartment community of, each of the Local Limited Partnerships other than Midland. The Proposal is consistent with the Plan of Liquidation and Dissolution.

ANTICIPATED DISTRIBUTIONS AND ALLOCATIONS

Attachment No. 1 hereto consists of three pages. The schedules comprising the first two pages include tabular presentations of the anticipated results of the proposed sale of the Property and the termination of Midland, the termination of the Partnership, and the distribution of cash and allocation of gain to the various involved parties. These schedules set forth a calculation of the anticipated net sales price, including estimated closing costs. They also present the total assets held by Midland and the Partnership as of the date set forth, including cash and reserves, and the total liabilities of Midland and the Partnership as of the date set forth, including the mortgage.

In reviewing the first two pages of Attachment No. 1, Limited Partners should bear in mind that the Partnership’s investment in Midland is through a two-tier structure. The schedules illustrate how anticipated net proceeds of the proposed sale would be allocated between the Partnership and the Local General Partner (the Local General Partner is not affiliated with the Managing General Partner but is affiliated with the Purchaser) at the Midland level. At the Partnership level, the Partnership LPA provides that distributions to the Partnership by Midland be used in the following order: to pay Partnership expenses (if any) in connection with the sale; and to pay the debts and obligations of the Partnership. Any amount remaining after such uses would be allocated between the Limited Partners (as a group) and the General Partners in the 99% / 1% sharing ratio set forth in the Partnership LPA. The Partnership has liabilities on its books due to the Managing General Partner and its affiliates (consisting of accrued annual Partnership management fees and advances for Partnership expenses) in the aggregate of approximately $1,586,000 as of July 31, 2011, and Partnership reserves of approximately $75,000 as of July 31, 2011. The Partnership LPA states that the Managing General Partner is entitled to an annual Asset Management Fee in connection with the administration of the affairs of the Partnership. Any unpaid Asset Management Fee accrues and is paid in subsequent years. Since commencement of the Partnership in 1989, the Managing General Partner has not been paid its full annual Asset Management Fee for the work it has done for the Partnership. The distribution to the Partnership from the sale of the Property is not adequate to pay the accrued liabilities due to the Managing General Partner. The Managing General Partner intends to use all of the Partnership’s distribution to pay the costs of its winding up, dissolution and termination, and to use any remainder to pay the Partnership’s liabilities to the Managing General Partner.

The third page of Attachment No. 1, under the caption “Proposed Distribution of Cash Proceeds and Gain Calculations from Sale of the Local Limited Partnership Interest,” includes tabular presentations of a sale of the Partnership’s interest in Midland, the termination of the Partnership, and the distribution of cash and allocation of gain to the various involved parties. This schedule sets forth a calculation of the anticipated net sales prices, including estimated closing costs. It also presents the total assets of the Partnership as of the date set forth, including cash and reserves, and the total liabilities of the Partnership as of the date set forth.

It is anticipated that the Limited Partners will not receive any distributions from a sale under the Proposal.

The Managing General Partner estimates that the gain from the sale allocated to the Limited Partners on a sale of the Property for $1,420,000 would be in the amount of approximately $104 per Unit, all of which the General Partner estimates would constitute Section 1250 gain. The Managing General Partner estimates that the gain from the sale allocated to the Limited Partners on a sale of the Partnership’s interest in Midland for $40,000 would be in the amount of approximately $103 per Unit, all of which the General Partner estimates would constitute Section 1250 gain. Under current law, Section 1250 gain is taxed at a maximum rate of 25%, ordinary income is  taxed  at  a  maximum  rate  of 35% and  long-term  capital  gain  is  taxed  at  a maximum rate of 15%.

California taxes income at a maximum rate of 9.3%. Assuming that Limited Partners have held their Units since the initial placement of Units by the Partnership, and that the Partnership’s passive activity losses have not been used by the Limited Partners to offset any previous passive activity income/gain (which may not be the case, as the Partnership has previously disposed of interests in all other Local Limited Partnerships, or all other Local Limited Partnerships have previously disposed of their apartment communities, in taxable transactions), the Managing General Partner estimates that the Limited Partners would have previously suspended passive activity losses of approximately $897 per Unit to offset this taxable income. Each Limited Partner is urged to consult with the Limited Partner’s tax advisors to determine the amount of suspended passive activity losses that such Limited Partner would free up upon sale of the Property or the Partnership’s interest in Midland. The Managing General Partner has not obtained any opinion of tax counsel in this regard. Limited Partners should also consider the impact of state income taxes with their advisors, including the laws of states other than California.

The foregoing information is presented solely for the purpose of evaluating the Proposal. All amounts (other than the gross sales prices) are estimates only. All computations are based upon assumptions which may or may not prove to be accurate and should not be relied upon to indicate the actual results which may be attained. Assumptions include the dates of sale of the Property and termination of Midland and the Partnership, and the results of Midland and Partnership operations through such dates.

If the Proposal is not approved or a sale is not consummated pursuant to the Proposal, the Plan of Liquidation and Dissolution authorizes the liquidation of the Local Limited Partnership interest in Midland Manor or the Property to a third party for the best price obtainable. Based on its knowledge of the market, and sales and attempted sales of properties similar to the Partnership, the Managing General Partner does not anticipate that the Limited Partners would receive any distributions on a sale to a third party, or that the after-tax results to the Limited Partners would be materially dissimilar to those discussed herein. For sales prices previously paid for interests in Local Limited Partnerships or apartment complexes owned by Local Limited Partnerships, please see the chart included in “Conflicts and Other Special Factors” below.

CONFLICTS AND OTHER SPECIAL FACTORS

A number of special factors apply to the Proposal. Some are described elsewhere in this Consent Solicitation Statement. Limited Partners are urged to read all of this Consent Solicitation Statement carefully. The Managing General Partner believes that the best use of the Property is its continued rental as low income housing. This is based on the Property’s location and the economy of Mendota, the quality of the Property construction, and rental market conditions.

The Developer and the Purchaser presented the Purchaser’s offer to buy the Property to the Local General Partner. The Local General Partner or an affiliate is expected to be a general partner of the Purchaser. The Local General Partner is not an affiliate of the Managing General Partner or the Developer. In accepting the Purchaser’s proposal to purchase the Property, the Local General Partner did not seek other buyers, and the Managing General Partner has not specifically sought buyers for the Partnership’s interest in Midland, although it has been soliciting buyers for interests in other local limited partnerships owned by other investment funds syndicated by the Managing General Partner. To the best of the Managing General Partner’s knowledge after inquiry, no other offers have been received for the Property. No offers have been received for the Partnership’s Local Limited Partnership interest in Midland, other than that of the Developer.

The Developer obtained an appraisal of the Property from Lea & Company. Lea & Company was selected by the Developer based on the Developer’s belief as to the expertise of Lea & Company in appraising RD properties in the State of California. The Developer’s belief is based on past experience with Lea & Company, which has rendered appraisals of other properties developed, or reviewed for development and rejected, by the Developer, on its knowledge of the RD housing industry, and on recommendations from others in the RD housing industry. As of the date of the appraisal report, the partners of Lea & Company had 72 years of experience in real estate consulting and appraising, and the majority held MAI designations. Lea & Company was instructed to prepare its appraisal including, but not limited to, the assumptions that the Property was to be rehabilitated in accordance with the federal low income housing tax credit program, that tax credits would be allocated to the Property, that in accordance with the federal tax credit program the residential units would be offered to senior households with incomes at 50% or 60% or less than area median income, and that rental assistance from RD would be available for 35 residential units, as is currently the case. This is consistent with the inability to prepay the RD loan prior to its maturity. No limitations were imposed by the Partnership on the appraiser’s investigation. Lea & Company delivered a written report, dated March 12, 2011, which stated the values of the Property set forth below as of January 24, 2011.

Other than with respect to the rendering of the other appraisal reports referred to above, during the past two years there has been no material relationship between Lea & Company and the Developer, the Partnership or its affiliates. Lea & Company received a total of approximately $5,500 from the Partnership in connection with the rendering of the appraisal report for the Property.

The following is excerpted from the appraisal report under the caption “Appraisal Methodology”:

“The valuation process begins with an estimate of the highest and best use of the Subject property considered as though vacant, and as improved. Once determined the property is then valued according to its highest and best use. Contemporary appraisers usually gather and process data according to the discipline of the three approaches to value.

The cost approach consists of a summation of land value (as thought vacant) and the cost to reproduce or replace the improvements, less appropriate deductions for depreciation. Reproduction cost is the cost to construct a replica of the Subject improvements. Replacement cost is the cost to construct improvements having equal utility.

The sales comparison approach involves a comparison of the appraised property with similar properties that have sold recently. When properties are not directly comparable, sale prices may be broken down into units of comparison, which are then applied to the Subject for an indication of its likely selling price.

The income capitalization approach involves an analysis of the investment characteristics of the property under valuation. The earnings’ potential of the property is carefully estimated and converted into an estimate of the property’s market value.”

The following is excerpted from the appraisal report under the caption “Highest and Best Use Analysis”:

“Conclusion Highest and Best Use “As Vacant”

The highest and best use for the property “as vacant” would be to construct a multifamily residential complex with financial subsidies. Without subsidies, it would be to hold until the market rent supports construction.

Highest and Best Use “As Improved”

The Subject is an existing multifamily development. Planned renovations will extend the physical and economic life of the improvements, and permit continuation of providing affordable housing. As a result, the Subject’s highest and best use “as improved” is for renovation with LIHTC and USDA subsidy to fund renovations.”

The Lea & Company opinions of value as set forth in the appraisal are as follows:

Market Value as restricted rents of the fee simple estate, subject to short-term leases of Midland Manor Apartments, as of January 24, 2011	$710,000
Hypothetical Market Value as conventional or unrestricted rents, of the fee simple estate, as of January 24, 2011	$1,420,000
Prospective Market Value, subject to restricted rents, of the fee simple estate, as encumbered, subject to short-term leases of Midland Manor Apartments as of completion of renovation and stabilization as of July 2012	$1,170,000
Value of Land	$220,000
Insurable Land	$1,710,000
Value of USDA Interest Credit Subsidy	$780,000

The Lea & Company appraisal will be made available for inspection and copying at the principal executive offices of the Partnership during its regular business hours by any Limited Partner or representative of a Limited Partner who has been so designated in writing. A copy of the appraisal will be transmitted by the Partnership to any Limited Partner or representative of a Limited Partner who has been so designated in writing upon written request and at the expense of the requesting Limited Partner.

In connection with the Plan of Liquidation and Dissolution, the Managing General Partner also obtained an appraisal of the Property from an independent third party, in November 2010. The appraisal was an opinion of “as is” market value, subject to restricted rents, of the fee simple estate, subject to the short-term leases of the tenants, and reflected an appraised value as of October 21, 2010 of $785,000. The Purchaser’s offer to purchase the Property is not based on this appraisal.

Although, in the absence of open-market bidding, there can be no absolute guarantee that the Purchaser’s sales price is the highest price that could be obtained, the Managing General Partner believes the proposed sales price is fair in that it is based on the Lea & Company appraisal.

The Managing General Partner has consented to the Proposal, subject to the considerations discussed below under “Contingencies.” In doing so, the Managing General Partner was faced with conflicts of interest. The Developer and the Purchaser will participate in the rehabilitation of the Property. The Developer and the Purchaser have proposed the transaction with the intention of making a profit from the rehabilitation and resyndication of the Property. It is expected that the Purchaser will have one or more general partners which are not affiliated with the Managing General Partner, but will have limited partners that are affiliated with the Managing General Partner. These limited partners are yet to be determined. These limited partners would be limited partnerships or limited liability companies having general partners or managers that are affiliated with the Managing General Partner. These general partners or managers are yet to be determined. These general partners or managers would receive compensation from their limited partnerships or limited liability companies.

The Local General Partner was the local general partner of several other Local Limited Partnerships in which the Partnership invested. Following is chart showing the sales of Partnership assets to date.

Local Limited Partnership	Date of Sale	Type of Sale	Purchase Price	Net Distribution to the Partnership (1)	Local General Partner	Purchaser / Developer
Alta Vista	6/30/2011	Apartment Complex	$1,650,000	$261,074	Philip R. Hammond Family Limited Partnership	Affiliates (2)
BCA Associates	10/18/2006	Apartment Complex	$1,820,000	$324,074	Douglas W. and Diane L. Young 1990 Revocable Trust	Affiliates (2)
Cloverdale	3/12/2010	Local Limited Partnership Interest	$49,445	N/A	David Michael, Professional Apt. Management, Inc. and Patrick Sabelhaus	Third party (3)
Countryway	12/31/2008	Local Limited Partnership Interest	$20,000	N/A	Philip R. Hammond Family Limited Partnership	Third party (3)(4)
East Garden Apts.	3/12/2010	Local Limited Partnership Interest	$49,444	N/A	David Michael and Professional Apt. Management, Inc.	Third party (3)
HPA Investors	5/20/2010	Apartment Complex	$1,600,000	$247,294	Douglas W. and Diane L. Young 1990 Revocable Trust	Affiliates (2)
Knights Landing	7/15/2011	Local Limited Partnership Interest	$30,000	N/A	Douglas W. and Diane L. Young 1990 Revocable Trust	Third party (3)
San Jacinto Associates	8/17/2009	Local Limited Partnership Interest	$40,000	N/A	Richard Parasol and Richard Gullota	Third party (3)
Woodlake Manor	2/13/2008	Apartment Complex	$1,825,000	$615,027	Thomas Larson, William Larson and Raymond Tetzlaff	Affiliates (2)
Yreka	12/31/08	Local Limited Partnership Interest	$25,000	N/A	Ronald Bettencourt	Third party (3)

(1)
The sale of an apartment complex was made by the Local Limited Partnership and the proceeds therefrom were first used to pay debts and obligations of the Local Limited Partnership, including mortgages. The balance was then distributed to the Partnership, as the limited partner of the Local Limited Partnership, and the local general partner in accordance with the terms of the local limited partnership agreement.

(2)
In connection with these sales, the purchasers rehabilitated the properties, obtained new allocations of federal low income housing tax credits, and syndicated the tax credits. Community Preservation Partners, LLC was engaged by the purchasers to act as developer. In each case, a WNC affiliate is the limited partner in the purchasing entity, and in one case, a WNC affiliate is the sole member of the co-general partner of the purchasing entity. Each of these transactions was approved by a majority-in-interest of the Limited Partners.

(3)	Third party means a party other than an affiliate of the Managing General Partner, and may include the local general partner or an affiliate of the local general partner.
(4)	Subsequent to the sale, the Developer was engaged to rehabilitate the property of this Local Limited Partnership. See “Contingencies” below.

CONTINGENCIES

There are several contingencies to the consummation of the proposed sale of the Property. The purchase transactions have not been reduced to writing. Neither proposed sale is expected to be consummated if the California Debt Limit Allocation Committee does not approve issuance of bonds in the amount of $3,200,000, or the Purchaser or the Developer does not complete the sale for other reasons, including economic infeasibility due to decreases in the appraised value of the Property, and/or declines in the local or broader economies.

In this regard, the net purchase price to be paid to Midland for the Property or to be paid to the Partnership for its interest in Midland would be funded by a portion of the net proceeds from the issuance of the California bonds described above. Of the requested bond issuance of $3,200,000, $600,000 is applicable to the acquisition and development of the Property. The balance is applicable to (i) Countryway (see “Conflicts and Other Special Factors” above); (ii) a property in which another investment fund (similar to the Partnership) formed and managed by the Managing General Partner or an affiliate owned and has sold an interest; and (iii) a property in which an investment fund formed and managed by a third party owned an interest. For Countryway and the property in clause (ii), the Local General Partner or an affiliate was the local general partner.  For the property in clause (iii), an affiliate of the Managing General Partner was admitted as a replacement local general partner after some years of its operations.

If the contingencies described above are satisfied, the Managing General Partner anticipates that the Purchaser, or in the alternative, the Developer would proceed with the sale as discussed herein. The preliminary closing date for the transaction is October 31, 2011. Upon the closing, the Limited Partners would be entitled to use their unused passive losses as discussed herein. Of course, there can be no absolute guarantee in this regard.

The Managing General Partner will consider approval of the Proposal to be effective for a maximum period of one year following the Action Date (as defined under “Voting Rights and Procedures” below).

If neither proposed sale is consummated, Midland would continue to own and operate the Property for the foreseeable future, and the Managing General Partner would attempt to locate another buyer for the Partnership’s interest in Midland or of the Property.

VOTING RIGHTS AND PROCEDURES

The only outstanding voting security of the Partnership is the Units. The Units are not publicly traded and there is no established trading market for the Units.

All Limited Partners as of ____________, 2011 (the “Record Date”) are entitled to notice of and to vote on the Proposal. As of ____________, 2011, there were 7,416 Units outstanding and 661 Limited Partners or assignees entitled to vote such Units. The Proposal will require the favorable vote of a majority-in-interest of the Limited Partners.

As of the Record Date no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units. Neither the General Partners, nor any of their affiliates, own any of the Units. There were no transactions in the Units of which the Partnership is aware during the preceding 60 days.

No meeting will be held with regard to the Proposal or the solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership the form of Written Consent included herewith. Only Written Consents received prior to the close of business on the date (the “Action Date”) which is the earlier of: (1) the date on which the Partnership receives approval and/or disapproval of the Proposal from a majority-in-interest of the Limited Partners, or (2) __________ __, will be counted. However, Limited Partners are urged to return their Written Consents at the earliest practicable date.

The Partnership’s name is WNC California Housing Tax Credits, L.P., and the Managing General Partner’s name is WNC & Associates, Inc. The Partnership’s and the Managing General Partner’s offices are located at 17782 Sky Park Circle, Irvine, California 92614, and the telephone number is (714) 662-5565.

If a Limited Partner has delivered an executed Written Consent to the Partnership, the Limited Partner may revoke such Written Consent no later than the close of business on the date immediately preceding the Action Date. As of the Action Date, the Proposal will either be approved or disapproved. The only method for revoking a Written Consent is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Written Consent stating that the Written Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation so described, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt by the Partnership prior to the Action Date at the Partnership’s offices.

Under California law, there are no rights of dissenters or appraisal rights with regard to the Proposal.

This solicitation is being made by the Partnership and the Managing General Partner. The cost of this solicitation of Written Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and other employees of the Managing General Partner, by telephone or email. No person is being employed, retained or compensated to make solicitations or recommendations in connection with the transaction.

This Consent Solicitation Statement has been filed with the Securities and Exchange Commission. However, the Proposal has not been approved or disapproved by the SEC nor has the SEC passed upon the fairness or merits of the Proposal nor upon the accuracy or adequacy of the information included herein. Any representation to the contrary is unlawful. This Consent Solicitation Statement and the enclosed form of Action By Written Consent of Limited Partners were first sent to the Limited Partners on or about ____________, 2011.

FINANCIAL STATEMENTS

Financial Statements of the Partnership are included in the Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and the Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, which financial statements are incorporated herein by reference.

SELECTED FINANCIAL DATA

The Partnership’s fiscal year end is March 31. The information set forth below presents selected financial data of the Partnership for each of the last five years in the period ended March 31, 2011. The information presented in the tables should be read in conjunction with the Partnership’s financial statements and the related notes incorporated by reference in this Consent Solicitation Statement. See “FINANCIAL STATEMENTS.”

	March 31, 2011	March 31, 2010	March 31, 2009	March 31, 2008	March 31, 2007
BALANCE SHEET

ASSETS
Cash	$44,858	$42,834	$49,488	$209,252	$38,742
Investments in Local Limited Partnerships, net	-	-	-	-	-

LIABILITIES
Accrued fees and expenses due to General Partner and affiliates	$1,825,197	$1,898,495	$1,895,560	$1,987,676	$1,858,649

PARTNERS’ DEFICIT	$53,561	$45,885	$49,488	$209,252	$66,215

CA1_Midland
Consent Solicitation

	For the Years Ended March 31,

	2011	2010	2009	2008	2007
OPERATIONS Loss from operations	$(58,819)	$(143,637)	$(112,965)	$(124,134)	$(138,411)
Gain on sale of Local Limited Partnerships	139,742	137,083	45,000	512,673	302,020
Interest income	51	16	317	100	157
Net income (loss)	$80,974	$(6,538)	$(67,648)	$388,639	$163,766

Net income (loss) allocated to:
General Partner	$810	$(65)	$(676)	$3,886	$1,638
Limited Partners	$80,164	$(6,473)	$(66,972)	$384,753	$162,128
Net income (loss) per Unit	$10.77	$(.87)	$(8.99)	$51.64	$21.76
Outstanding weighted Units	7,446	7,446	7,446	7,446	7,446

MANAGEMENT

The Managing General Partner is a California corporation. Since its formation in 1971, the principal business of the Managing General Partner has been providing investments in affordable housing. The directors of the Managing General Partner are Wilfred N. Cooper, Sr., Wilfred N. Cooper, Jr., Kay L. Cooper and Jennifer E. Cooper. The executive officers of the Managing General Partner are set forth in the chart that follows. The business address of each such person is 17782 Sky Park Circle, Irvine, CA 92614, and the business telephone number of each such person is 1-714-662-5565. The background of each such person is set forth in the Partnership’s annual report on Form 10-K for the fiscal year ended March 31, 2011 under Item 10 thereof, which information is incorporated herein by this reference. Each director and executive officer is a citizen of the United States. Neither the Managing General Partner nor any director or executive officer has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanor) during the past five years. Neither the Managing General Partner nor any director or executive officer has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Wilfred N. Cooper, Sr.	Chairman
Wilfred N. Cooper, Jr.	President, Chief Executive Officer and Secretary
Michael J. Gaber	Executive Vice President and Chief Operating Officer
David N. Shafer, Esq.	Executive Vice President
Darrick Metz	Senior Vice President – Originations
Christine A. Cormier	Senior Vice President – Fund Management
Melanie R. Wenk, CPA	Vice President – Chief Financial Officer

OTHER MATTERS

The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, files reports, statements and other information with the Securities and Exchange Commission. Such reports, statements and other information can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C., 20549, at prescribed rates. Such materials may also be accessed on the Internet through the SEC’s address at http://www.sec.gov, and are available in paper form to Limited Partners without charge upon written request to Investor Services, 17782 Sky Park Circle, Irvine, California 92614.

The SEC allows the Partnership to “incorporate by reference” information into this Consent Solicitation Statement, which means that the Partnership can disclose important information about itself to you by referring you to another document filed separately with the SEC rather than providing the information in this Consent Solicitation Statement. The information incorporated by reference is deemed to be part of this Consent Solicitation Statement, except for any information superseded by information contained directly in the Consent Solicitation Statement. This Consent Solicitation Statement incorporates by reference the Partnership’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and the Partnership’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011. Upon written or oral request of any person to whom this Consent Solicitation Statement has been delivered by the Partnership, the Partnership will within one day of receipt of such request send to such person by first class mail or other equally prompt means a copy of the material incorporated by reference.

In connection with the winding up, dissolution and termination of the Partnership, the General Partner shall cause to be executed and timely filed (i) with the California Secretary of State, a Certificate of Cancellation canceling the Partnership’s Certificate of Limited Partnership; (ii) with the Internal Revenue Service, all returns, reports, documents, certificates and other information required under the Internal Revenue Code of 1986, as amended, or applicable Treasury Department rules or regulations; (iii) with the appropriate authorities in any other tax jurisdiction, all returns, reports, documents, certificates and other information required under the laws of such jurisdictions; (iv) with the Securities and Exchange Commission, any reports required under the Securities Exchange Act of 1934, as amended, including a Form 15 terminating the registration of the Partnership under the Exchange Act; and (v) all reports required to be delivered to the Limited Partners in accordance with the Partnership Agreement.

No persons have been authorized to give any information or to make any representations other than as contained in this Consent Solicitation Statement in connection with the Proposal and, if given or made, such information or representations must not be relied upon as having been authorized by the Partnership. This Consent Solicitation Statement does not constitute the solicitation of a consent by anyone in any jurisdiction in which such solicitation is not authorized or in which the person making such solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation. The delivery of this Consent Solicitation Statement shall not under any circumstances create an implication that there has been any change in the affairs of the Partnership since the date hereof or that the information herein is correct as of any time subsequent to its date.

Attachment No. 1

Midland Manor Associates
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE OF APARTMENT COMPLEX

DISTRIBUTION OF SALE PROCEEDS

	Gross Sales Price	$1,420,000
	Less: Real property selling expenses & prorations	28,400
	Net Sales Price	$1,391,600
	Plus: Replacement Reserve	0
	Net Cash Proceeds Available to Partners	$1,391,600
11.2 (a)	Less: Mortgage	1,352,101
11.2 (a)	Less: Loans by GP	0
11.2 (a)	Less: Loans by LP	0
	Remainder	$39,499

11.2 (b)	Less: To the Limited Partner in an amount equal to $327,000*	39,499
	Remainder	$0

11.2 (c)	Less: Sales Prep Fee - GP - 3%	0
	Net Proceeds	$0

	Allocable Split between GP and LP
11.2 (d)	Allocation to GP - 35%	$0
11.2 (d)	Allocation to LP - 65%*	$0
		$0

*Total funds to flow to Upper Tier		$39,499

Projected Gain Calculation

Gross Sales Price			$ 1,420,000
Selling Cost			$ (28,400)
Net Tax Basis of Assets			$ (744,047)
Taxable Gain on Sale of Property			$ 647,553

Allocation of Gain by Federal Tax Rate	LPs	GPs	Total
Ordinary Income (IRC Section 1245 Recapture) 35%	$ -	$ -	$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%	$ 647,553	$ -	$ 647,553
Long Term Capital Gain 15%	$ -	$ -	$ -
	$ 647,553	$ -	$ 647,553

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.

WNC California Housing Tax Credits, L.P.
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE OF APARTMENT COMPLEX

DISTRIBUTION OF SALE PROCEEDS
	Cash Proceeds from Midland Manor:		$39,499
	Less: Sales Expenses		$0
	Net Proceeds:		$39,499
	Remaining Cash on the Balance Sheet		$74,927

	Less: Amount applied to debts & obligations of the Partnership		$0
	Less: Funding of necessary reserves		$43,114
	-Reserve for Winding Up and Liquidation Expenses		$16,000
	- Final Tax Return	$4,000
	- SEC filings	$12,000
	-Reserve for Solicitation Expenses		$11,500
	- Legal Fees	$4,000
	- Gain analysis	$5,000
	- SEC filings	$2,500
	Less: Obligations owed to Partners
	- Due to WNC		$697
	- Accrued AM Fees		$43,114
	Remainder:		$0

	Less:
4.2.1 (i)	First - To the LP in an amount equal to their adjusted capital contribution		$0
	Remainder:		$0

4.2.1 (ii)	Second - To the GP in an amount equal to their adjusted capital contribution		$0
	Remainder:		$0

	Allocable Split between GP and LP
4.2.1 (iii)	Allocation to GP		$0
4.2.1 (iii)	Allocation to LP		$0
			$0

Projected Gain Calculation

Total
Determination of Gain
	Taxable Gain on Sale of Property (Midland Manor)		$ 647,553

Less: Liquidation Expenses
	Reserve for Liquidation Expenses		16,000
	Reserve for Solicitation Expenses		11,500
	Net Taxable Gain (Loss)		$ 620,053

Allocation of Gain by Federal Tax Rate	LPs	GPs	Total
Ordinary Income - COD - 35%	$ -	$ -	$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%	$ 553,714	$ 66,339	$ 620,053
Long Term Capital Gain 15%			$ -
	$ 553,714	$ 66,339	$ 620,053

Liquidation of upper tier LP interest - long term capital gain	$ 210,042	$ 5,314	$ 215,356

Projected Sale/Liquidation Summary For Limited Partner

	Total	Per Unit	Per United
		Passive Losses	Passive Losses
	L.P. Investment	Previously Used	Suspended

Ordinary Income - COD - 35%	$ -	$ -	$ -
1250 Gain (Loss)	$ 553,714	$ 75	$ 75
Capital gain on liquidation of upper tier LP interest	$ 210,042	$ 29	$ 29
Less: Suspended Passive Losses*		$ -	$ (897)
Net Taxable Gain/(Unused Passive Loss)	$ 763,756	$ 104	$ (793)

Original Investment	$ 7,450,541	$ 1,000	$ 1,000

Approximate Federal Tax (see rates above) - Ordinary income - COD	$ -	$ -	$ -
Approximate Federal Tax (see rates above) - 1250 gain	$ (125,555)	$ (17)	$ (17)
Approximate Federal Tax Benefit - Suspended Passive Losses		$ -	$ 285
Approximate Federal Tax - liquidation upper tier LP interest	$ (28,576)	$ (4)	$ (4)
Approximate California Tax (9.3%)	$ (71,029)	$ (10)	$ (10)
Approximate Net Cash Proceeds (Utilization) after Tax	$ (225,160)	$ (31)	$ 255

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of WNC California Housing Tax Credits, L.P.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

WNC California Housing Tax Credits, L.P.
PROPOSED DISTRIBUTION OF CASH PROCEEDS AND GAIN CALCULATIONS FROM SALE OF THE LOCAL LIMITED PARTNERSHIP INTEREST

DISTRIBUTION OF SALE PROCEEDS

	Cash Proceeds from lower tier:		$40,000
	Less: Sale Expenses		$3,000
	Net Proceeds:		$37,000
	Remaining cash on the balance sheet		$74,927

	Less: Amount applied to debts & obligations of the Partnership		$0
	Less: Funding of necessary reserves		$41,865
	- Reserve for Winding Up and Liquidation Expenses		$16,000
	- Final Tax Return	$4,000
	- SEC filings	$12,000
	- Reserve for solicitation		$11,500
	- Legal Fees	$4,000
	- Gain analysis	$5,000
	- SEC filings	$2,500
	Less: Obligations owed to Partners
	- Due to WNC		$697
	- Accrued AM Fees		$41,865
	Remainder:		$0

	Less:
4.2.1 (i)	First - To the LP in an amount equal to their adjusted capital contribution		$0
	Remainder:		$0

4.2.1 (ii)	Second - To the GP in an amount equal to their adjusted capital contribution		$0
	Remainder:		$0

	Allocable Split between GP and LP
4.2.1 (iii)	Allocation to General Partner		$0
4.2.1 (iii)	Allocation to Limited Partner		$0
			$0

Projected Gain Calculation

	Midland Manor Associates, L.P.			Total

Determination of Basis in Partnerships
Investment in Partnership		(436,750)		(436,750)
Add Debt basis		1,352,101		1,352,101
	Total Basis	915,351		915,351

Determination of Gain
Cash Proceeds from Sale of Partnership Interest		40,000		40,000
Add: Relief of proportionate debt		1,352,101		1,352,101
	Net Proceeds	1,392,101		1,392,101

Subtotal, taxable gain on sale of limited partnershp interest				476,750
Less:	Selling Cost	-		3,000
Less:	Liquidation Expenses
	Reserve for Solicitation Expenses			11,500
	Reserve for Liquidation Expenses			16,000
Less:	Additional Gain/(Loss) on Liquidation			-

	Net Taxable Gain			446,250

Allocation of Gain by Federal Tax Rate		LPs	GPs	Total
Ordinary Income - COD income - 35%		$ -	$ -	$ -
Gain (Unrecaptured IRC Section 1250 Gain) 25%		$ 381,649	$ 64,601	$ 446,250
Long Term Capital Gain 15%		$ -	$ -	$ -
		$ 381,649	$ 64,601	$ 446,250

Liquidation of upper tier LP interest - long term capital gain		$ 382,107	$ 7,052	$ 389,159

Projected Sale/Liquidation Summary For Limited Partner
		Per Unit	Per Unit
	Total	Passive Losses	Passive Losses
	LP Investment	Previously Used	Suspended*
Ordinary Income - COD income - 35%	$ -	$ -	$ -
1250 Gain	$ 381,649	$ 51	$ 51
Capital gain	$ -	$ -	$ -
Capital gain on liquidation of upper tier LP interest	$ 382,107	$ 52	$ 52
Less: Suspended Passive Losses*	$ -	$ -	$ (897)
Net Taxable Gain/(Unused Passive Loss)	$ 763,756	$ 103	$ (794)

Original Investment	$ 7,450,541	$ 1,000	$ 1,000

Approximate Federal tax (see rates above) - ordinary incom	$ -	$ -	$ -
Approximate Federal Tax (see rates above) - 1250 gain	$ (86,539)	$ (12)	$ (12)
Approximate Federal Tax (see rates above) - capital gain	$ -	$ -	$ -
Approximate Federal Tax Benefit - suspended passive losses		$ -	$ 285
Approximate Federal Tax - liquidation upper tier LP interest	$ (51,986)	$ (7)	$ (7)
Approximate California Tax (9.3%)	$ (71,029)	$ (10)	$ (10)
Approximate Net Cash Proceeds after Tax	$ (209,554)	$ (28)	$ 257

NOTES:  The projections are based on data and information, and assumptions, as indicated.  The achievement of any projection is dependent on the occurrence of future events and cannot be assured.  The actual results may vary from the projections.   Projections based on original investment and assumes such investment was held for the entire term of WNC California Housing Tax Credits, L.P.  Therefore, this analysis may not accurately project actual benefits on units that were transferred, split or sold.

* Under I.R.C. 469, individual investors have generally been unable to deduct passive losses against other than passive income. For an investor with no other source of passive income, these losses would have been suspended and carried forward. In this scenario, we have assumed that there is suspended loss available to offset the projected gain. Because these sales would result in a complete disposition of the lower tier entity, any remaining unused passive losses would be able to offset any type of income. Please consult your tax advisor to determine your individual situation.

<<SORT NAME>>

ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

Please mark one box below and return to the address below by __________ __, 2011

This Written Consent is solicited on behalf of the Partnership and the Managing General Partner.

The undersigned, as record holder of ________ units of limited partnership interest in WNC California Housing Tax Credits, L.P. (the “Partnership”), hereby acknowledges receipt of the Consent Solicitation Statement dated ____________, 2011 and hereby votes all the units of limited partnership interest in the Partnership held by him, her or it as follows:

Proposal.  As specifically set forth under “Proposal – Amendment To Partnership LPA” in the accompanying Consent Solicitation Statement, an amendment to the Partnership’s Agreement of Limited Partnership to permit either (a) the Local Limited Partnership known as Midland Manor Associates, a California limited partnership, to sell its Property for a purchase price of $1,420,000 to an unaffiliated purchaser or to a purchaser wherein one or more Affiliates of the Managing General Partner or the general partner of Midland Manor Associates could be general and/or limited partners and/or could obtain compensation for services rendered in the acquisition, development, rehabilitation and/or operation of such Property, or (b) the Partnership to sell its interest in Midland Manor Associates for a price equal to $40,000 to an Affiliate of the Managing General Partner, which is approximately the net amount the Partnership would receive under clause (a) determined as of August 15, 2011.

MARK ONLY ONE BOX

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

This Written Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned. IF NO DIRECTION IS MADE FOR THE PROPOSAL, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL. When units are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, give full legal title as such. If a corporation, sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: ___________________	___________________________
Signature

___________________________
Signature (if held jointly)

Return in the enclosed self-addressed stamped envelope or fax to:

WNC & Associates, Inc.
17782 Sky Park Circle
Irvine, CA 92614
Ph: 1-714-662-5565, ext. 174
Fax: 1-714-708-8498